The Lubrizol Corporation
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298	Exhibit 99.1
News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Joanne Wanstreet	David L. Cowen
	440/347-1252	440/347-5333
Web Site: http://www.lubrizol.com
Lubrizol Announces Earnings Growth and Revenues of
$1 Billion for Fourth Quarter 2005
•	Revenues of $1 billion set a fourth-quarter record and increased 12%, as a result of volume gains and improved pricing and product mix

•	Record revenues of $4 billion for 2005 increased 30%, including the full-year impact of the Noveon acquisition completed in June 2004

•	Fourth-quarter EPS from continuing operations increased 71%. Fourth-quarter segment operating income increased 20% for Lubricant Additives and 17% for Specialty Chemicals, despite significantly higher raw material and utility costs

•	Excluding restructuring and impairment charges in 2005 and 2004, as well as certain acquisition-related charges in 2004, full-year adjusted EPS from continuing operations increased 20%, reflecting a full year of results for Noveon International in 2005 vs. seven months in 2004 and successful implementation of higher selling prices required to address raw material and energy cost increases

•	Adjusting for restructuring charges and operations that were discontinued in the fourth quarter, 2005 EPS was four cents above the midpoint of the outlook issued in October
CLEVELAND, Ohio, February 7, 2006 — The Lubrizol Corporation (NYSE: LZ) announced that consolidated earnings from continuing operations for the fourth quarter ended December 31, 2005 were $32.6 million, or $.48 per basic share, including restructuring charges of $.03 per share. Comparable earnings from continuing operations for the fourth quarter of 2004 were $18.8 million pre-tax, or $.28 per basic share, including restructuring charges of $.21 per share.
Q4 Earnings Detail
Excluding restructuring and impairment charges in both fourth quarters, adjusted earnings from continuing operations were $34.9 million, or $.51 per basic share, in the fourth quarter of 2005 compared to $33.0 million, or $.49 per basic share, in the fourth quarter of 2004.
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Earnings for the fourth quarter of 2005 increased compared to the prior-year fourth quarter primarily as a result of improvements in the combination of price and product mix, as well as higher shipment volume, which more than offset higher raw material and utility costs and a higher tax rate. The effective tax rate of 36.1 percent in the fourth quarter of 2005 reduced earnings from continuing operations in the quarter by $.05 per share compared to the tax rate of 28.8 percent in the fourth quarter of 2004. The restructuring charges of $.03 per share in the quarter consisted of severance and exit costs associated primarily with previously announced closures of manufacturing facilities.
Discontinued operations in the quarter related to divestitures of two businesses: the Specialty Chemicals segment’s Telene® resins business, which closed on February 3, 2006, and the Lubricant Additives segment’s Engine Control Systems business (ECS), which closed on December 30, 2005. Loss from discontinued operations of $.01 per share in the quarter consisted of fourth-quarter operating losses from the two businesses, which more than offset the gain on the sale of ECS.
Q4 Revenues and Cash Flow
Consolidated revenues were $1,032.9 million in the fourth quarter of 2005, and increased 12 percent compared to fourth-quarter 2004 revenues of $920.4 million. Cash flow from operations was $78.3 million in the quarter.
Consolidated 2005 Results
For the full year 2005, consolidated revenues were $4.04 billion, compared to $3.11 billion in 2004. Results for 2004 included seven months of revenues from the acquisition of Noveon International, Inc. Consolidated earnings from continuing operations, including restructuring and impairment charges, were $181.3 million, or $2.67 per basic share, for 2005 compared to $90.6 million, or $1.63 per basic share, for 2004. Excluding restructuring and impairment charges of $.22 per share in 2005 and $.46 per share in 2004, as well as 2004 purchase accounting adjustments related to the Noveon International acquisition for in-process research and development charges of $.39 per share and a 2004 acquisition-related currency forward contract gain of $.07 per share, adjusted earnings from continuing operations were $196.1 million, or $2.89 per basic share, in 2005, compared to $133.8 million, or $2.41 per basic share, in 2004, for an increase of 20 percent in earnings per share.
Full-year earnings from discontinued operations for Lubrizol Performance Systems, which was divested in the third quarter of 2005, the Telene resins business and ECS consisted of $.08 per share of operating results and $.04 per share of gain on sales.
When the company issued guidance on October 27, 2005 for full-year adjusted earnings from continuing operations in the range of $2.85 to $2.95, it included results of the Telene resins business and ECS, which were subsequently discontinued in the fourth quarter. Combining adjusted earnings from continuing operations of $2.89 per basic share with results from these discontinued operations of $.05 per share for 2005 resulted in $2.94 per basic share, which was $.04 above the midpoint of the October range of guidance.
Cash flow from operations was $362.2 million for 2005 compared to $328.2 million for 2004.
Segment Results
Lubricant Additives segment revenues were $594.1 million in the fourth quarter of 2005, and were 20 percent higher than the fourth quarter of 2004. Revenue growth was the result of
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14 percent improvement in the combination of price and product mix and 8 percent higher shipment volume, which more than offset a 2 percent decrease from unfavorable currency. Excluding spot business attributed to a competitor’s supply disruptions, as well as shipments that were delayed by Hurricane Rita from the third quarter to early in the fourth quarter, segment shipment volume increased 6 percent in the quarter.
Average raw material cost for the Lubricant Additives segment increased 21 percent in the fourth quarter, compared to the fourth quarter of 2004. STAR (selling, testing, administrative and research) expenses increased 4 percent in the quarter, as testing accelerated in preparation for the 2006 introductions of new diesel engine additives in North America and new passenger car motor oil additives in Europe.
Fourth quarter segment operating income of $48.4 million increased 20 percent from the same period in 2004. Higher shipment volume drove the increase, as stronger price and product mix were more than offset by higher raw material and utility costs and higher STAR expenses. Price increases announced in October were implemented later in the fourth quarter. Additional price increases were announced in December, primarily to address post-hurricane increases in raw material and utility costs, and are being implemented in the first quarter of 2006.
For the full year 2005, Lubricant Additives segment revenues of $2.28 billion increased 14 percent compared to 2004, based on 12 percent improvement in price and product mix, 1 percent higher volume and 1 percent increase from favorable currency. Full-year 2005 Lubricant Additives segment operating income of $266.6 million increased 11 percent from 2004. Segment operating income margins of 12 percent for 2005 were consistent with 2004, despite 22 percent higher average raw material cost.
Specialty Chemicals segment revenues were $438.8 million in the fourth quarter of 2005, and increased 3 percent compared to the strong fourth quarter of 2004. The combination of price and product mix increased revenues by 9 percent in the quarter, which more than offset a 5 percent decline in shipment volume and a 1 percent decrease from unfavorable currency. The volume decline reflected the continuing effects of eliminating low-margin business earlier in the year, as well as lower customer demand in food ingredients, migration of the textile industry to Asia and weaker demand for rubber chemicals following the Gulf Coast hurricanes. Most of the segment’s decline in volume occurred in Food Ingredients and Industrial Specialties (FIIS). Average raw material cost for the Specialty Chemicals segment increased 11 percent in the quarter. Price increases were implemented in all product lines in the fourth quarter in response to higher raw material costs. Specialty Chemicals segment operating income of $45.5 million in the fourth quarter of 2005 increased 17 percent from the prior year fourth quarter.
Specialty Chemicals segment revenues for the full year 2005 were $1.76 billion, compared to $1.11 billion in 2004, which included seven months of results from the acquisition of Noveon International, Inc. Segment operating income for Specialty Chemicals was $193.6 million for 2005 compared to $83.9 million for 2004.
The Consumer Specialties product line, consisting of Personal Care Products and FIIS, reported revenues of $181.0 million in the fourth quarter, for an increase of 1 percent from the fourth quarter of 2004. Personal Care revenues increased on favorable price and product mix and strong demand for Carbopol® thickeners, fixatives and conditioners, which more than offset the decline in surfactants volume compared to the fourth quarter of 2004. FIIS revenues decreased slightly as higher selling prices were more than offset by lower volume. The costs of FIIS raw
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materials, including toluene, increased significantly in the fourth quarter. Most of FIIS is targeted for divestiture.
Revenues for the Performance Coatings product line of $141.9 million were 1 percent higher than the strong fourth quarter of 2004. Higher selling prices were partially offset by the ongoing effects of volume decline from the early 2005 loss of low-margin business and the continuing decline in North American and European textile manufacturing, as well as unfavorable currency.
The Specialty Materials product line reported fourth-quarter revenues of $115.9 million, for an increase of 11 percent compared to the fourth quarter of 2004. The discontinued Telene business was reported previously in this product line. Revenues for Estane® thermoplastic polyurethane increased in the quarter as a result of higher shipment volume and selling prices. By application, volume growth was strongest for films used in medical, industrial and paint protection products, and for extruded plastics, including medical intravenous tubes and catheters. TempRite® engineered polymers reported record quarterly shipment volume and revenues, based on strong construction activity, continuing high costs of competing copper, used for plumbing pipe, and steel, used for fire sprinkler systems, and successful implementation of selling price increases needed to recover higher raw material costs.
Earnings Outlook
The company’s 2006 earnings guidance assumes a high single-digit percent increase in revenues and lower interest expense that will be partially offset by higher raw material and utility costs, higher pension expense and a higher tax rate compared to 2005 actual results. In addition, the company will begin to report stock option expense in 2006 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Accounting for Stock-Based Compensation” (SFAS 123R), which will reduce 2006 reported earnings per share compared to prior periods. Had the company reported stock option expense in 2005 in accordance with SFAS 123R, adjusted earnings from continuing operations of $2.89 per basic share would have been reduced by $.03 to $2.86 per basic share. Therefore, 2005 earnings adjusted for options expense of $2.86 per share forms the basis for the company’s 2006 earnings guidance. Including restructuring charges of approximately $.10 per share related to previously announced closures of manufacturing facilities, the company’s earnings guidance for 2006 is in the range of $2.95 to $3.15 per basic share. Excluding restructuring charges, earnings guidance for 2006 is in the range of $3.05 to $3.25 per basic share, which compares to 2005 earnings adjusted for options expense of $2.86 per basic share. Key assumptions in the 2006 guidance include:
•	Higher raw material costs

•	Stock option expense of $.03 per share

•	Incremental global pension expense of approximately $.09 per share

•	An effective tax rate of 35.5 percent, which reduces 2006 earnings by $.07 per share compared to the effective tax rate of 34.1 percent for 2005

•	A full year of earnings for businesses with aggregate revenues of approximately $420 million that are targeted for divestiture but have not been classified as held for sale or discontinued operations
Commentary
Commenting on the results, James L. Hambrick, Chairman, President and Chief Executive Officer, said: “We delivered a fourth-quarter revenue record and strong growth in segment
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operating income, thanks to solid demand, continuing successes with necessary price increases and good management of our controllable expenses. This capped a year where the fundamental strength of Lubrizol’s businesses and our effective execution produced record income from operations and record cash flow from operations.
“As we expected, the limited availability of some raw materials, aggravated by hurricane-related supply disruptions, kept our costs high throughout the quarter. This challenge forced additional rounds of price increases to recover part of our margin compression.
“We continued to make significant progress on our divestiture of non-core businesses. We completed three divestitures and we continue to make progress on the remaining two businesses that have been identified for divestiture.
“Our successes of 2005 established considerable momentum as we enter 2006. Product demand remains strong and our pricing initiatives are ongoing. Overall, our businesses are operating at high sustained utilization rates and are controlling our fixed costs and working capital very well. We are working as one company with an emphasis on shareholder returns. We plan to extend our geographic reach, focus on product innovation and continue to pursue complementary acquisitions.
“The extraordinary cost of materials and energy creates some uncertainty for the world economy in 2006. Nevertheless, we are operating well and we are projecting about 10 percent growth in operating results for 2006, while we work to build our company for 2007 and beyond.”
Conference Call on the Web
An audio webcast of the fourth quarter earnings conference call will be available live today at 1:00 p.m. Eastern time on the investor earnings release site of www.lubrizol.com and will be archived for 30 days. Following the call, a transcript will be posted on the investor earnings release page of the web site.
About Lubrizol
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology; performance coatings in the form of specialty resins and additives; and additives for the food and beverage industry. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 20 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 7,500 employees worldwide. In June 2004, Lubrizol acquired Noveon International, Inc. Revenues for 2005 were $4.0 billion. For more information, visit www.lubrizol.com.
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This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this press release include, but are not limited to, the increased leverage resulting from the financing of the Noveon International, Inc. acquisition; the company’s ability to raise prices in an environment of increasing raw material prices; the delay or inability to fully integrate Noveon International and obtain anticipated synergies; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.
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THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions Except Per Share Data)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Net sales	$1,031.6	$919.9	$4,039.2	$3,108.9
Royalties and other revenues	1.3	0.5	3.5	3.9

Total revenues	1,032.9	920.4	4,042.7	3,112.8
Cost of sales	799.4	700.2	3,048.9	2,327.2
Selling and administrative expenses	93.2	92.9	367.7	297.1
Research, testing and development expenses	54.9	52.7	204.8	188.9
Amortization of intangible assets	6.3	6.7	25.2	18.0
Write-off of acquired in-process research and development	—	0.5	—	34.0
Restructuring and impairment charges	3.3	20.0	22.2	37.9

Total costs and expenses	957.1	873.0	3,668.8	2,903.1
Other income (expense) — net	(2.3)	2.7	(2.0)	5.3
Interest expense — net	22.5	23.7	97.0	72.3

Income from continuing operations before income taxes	51.0	26.4	274.9	142.7
Provision for income taxes	18.4	7.6	93.6	52.1

Income from continuing operations	32.6	18.8	181.3	90.6
Discontinued operations — net of tax	(0.5)	1.1	8.0	2.9

Net income	$32.1	$19.9	$189.3	$93.5

Basic earnings per share
Continuing operations	$0.48	$0.28	$2.67	$1.63
Discontinued operations	(0.01)	0.02	0.12	0.05

Net income per share, basic	$0.47	$0.30	$2.79	$1.68

Diluted earnings per share
Continuing operations	$0.47	$0.28	$2.63	$1.62
Discontinued operations	(0.01)	0.02	0.12	0.05

Net income per share, diluted	$0.46	$0.30	$2.75	$1.67

Weighted average common shares outstanding	68.2	66.6	67.9	55.7

THE LUBRIZOL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions of Dollars)

	December 31,
	2005	2004
Assets
Cash and short-term investments	$262.4	$335.9
Receivables	585.6	582.8
Inventories	586.0	568.7
Other current assets	138.3	110.6

Total current assets	1,572.3	1,598.0
Property and equipment — net	1,184.4	1,317.9
Goodwill and intangible assets — net	1,543.4	1,590.9
Investments and other assets	66.2	59.5

Total	$4,366.3	$4,566.3

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$7.9	$8.2
Accounts Payable	372.2	342.3
Accrued expenses and other current liabilities	284.8	306.8

Total current liabilities	664.9	657.3
Long-term debt	1,662.9	1,964.1
Other noncurrent liabilities	420.3	367.8

Total liabilities	2,748.1	2,989.2

Minority interest in consolidated companies	51.0	53.6

Shareholders’ equity	1,567.2	1,523.5

Total	$4,366.3	$4,566.3

THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions of Dollars)

	Year
	Ended December 31,
	2005	2004
Cash provided by (used for):
Operating activities:
Net income	$189.3	$93.5
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	179.8	154.7
Write-off of acquired in-process research and development	—	34.0
Restructuring and impairment charges	11.1	27.5
Net change in working capital	(37.5)	(5.4)
Other items — net	19.5	23.9

Total operating activities	362.2	328.2

Investing activities:
Capital expenditures	(136.7)	(133.2)
Acquisitions	—	(958.4)
Net proceeds from divestitures and sales of property and equipment	30.1	3.0
Other items — net	(0.2)	(0.2)

Total investing activities	(106.8)	(1,088.8)

Financing activities:
Changes in short-term debt — net	(4.0)	(72.6)
Repayments of long-term debt	(512.2)	(1,193.0)
Proceeds from the issuance of long-term debt	235.8	1,743.3
Dividends paid	(70.4)	(57.6)
Proceeds from issuance of common shares	—	470.0
Payment on termination of interest rate swaps	—	(2.9)
Payment of debt issuance costs	(0.8)	(16.8)
Payment of treasury rate lock settlement	—	(73.9)
Proceeds from the exercise of stock options	38.8	15.4

Total financing activities	(312.8)	811.9

Effect of exchange rate changes on cash	(16.1)	25.9

Net decrease in cash and short-term investments	(73.5)	77.2
Cash and short-term investments at the beginning of period	335.9	258.7

Cash and short-term investments at the end of period	$262.4	$335.9

THE LUBRIZOL CORPORATION
SEGMENT INFORMATION
(In Millions of Dollars)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Revenues from External Customers:
Lubricant Additives	$594.1	$496.1	$2,280.1	$1,998.6
Specialty Chemicals	438.8	424.3	1,762.6	1,114.2

Total revenues	$1,032.9	$920.4	$4,042.7	$3,112.8

Segment operating income:
Lubricant Additives	$48.4	$40.5	$266.6	$240.9
Specialty Chemicals	45.5	38.9	193.6	83.9

Total segment operating income	93.9	79.4	460.2	324.8

Corporate expenses	(14.9)	(11.9)	(62.3)	(44.1)
Corporate other income (expense) — net	(2.2)	3.1	(3.8)	6.2
Write-off of acquired in-process research and development	—	(0.5)	—	(34.0)
Restructuring and impairment charges	(3.3)	(20.0)	(22.2)	(37.9)
Interest expense — net	(22.5)	(23.7)	(97.0)	(72.3)

Income from continuing operations before income taxes	$51.0	$26.4	$274.9	$142.7

The Lubrizol Corporation
For the Years Ending December 31, 2005 and 2004
Reconciliation of Earnings from Continuing Operations to Earnings As Adjusted for the Three Months Ended December 31, 2005 and 2004 and the Years Ended December 31, 2005 and 2004
(In Millions of Dollars, Except Per Share Data)
Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings from continuing operations measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted (Non-GAAP) is income from continuing operations per our consolidated results, adjusted for exclusion of restructuring and impairment charges, the write-off of acquired in-process research and development (IPR&D) and the currency forward contract gain. Management believes that both earnings from continuing operations and earnings as adjusted for exclusion of these special charges and credits assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using the earnings from continuing operations and earnings as adjusted.

	4th Quarter 2005			4th Quarter 2004
	Income	Income		Income	Income
	Before	After	Basic	Before	After	Basic
	Tax	Tax	EPS	Tax	Tax	EPS
Earnings from continuing operations	$51.0	$32.6	$0.48	$26.4	$18.8	$0.28

Adjustments:
Restructuring and impairment charges	3.3	2.3	0.03	20.0	13.8	0.21
Write-off of acquired IPR&D	—	—	—	0.5	0.4	0.00

Total impact of adjustments	3.3	2.3	0.03	20.5	14.2	0.21

Earnings as adjusted (Non-GAAP)	$54.3	$34.9	$0.51	$46.9	$33.0	$0.49

		Year Ended			Year Ended
	December 31, 2005			December 31, 2004
	Income	Income		Income	Income
	Before	After	Basic	Before	After	Basic
	Tax	Tax	EPS	Tax	Tax	EPS
Earnings from continuing operations	$274.9	$181.3	$2.67	$142.7	$90.6	$1.63

Adjustments:
Restructuring and impairment charges	22.2	14.8	0.22	37.9	25.5	0.46
Write-off of acquired IPR&D	—	—	—	34.0	21.9	0.39
Currency forward contract gain	—	—	—	(6.4)	(4.2)	(0.07)

Total impact of adjustments	22.2	14.8	0.22	65.5	43.2	0.78

Earnings as adjusted (Non-GAAP)	$297.1	$196.1	$2.89	$208.2	$133.8	$2.41

The Lubrizol Corporation
Summary of Discontinued Operations
2005 Results by Quarter
(In Millions, Except Per Share Data)

	Q1	Q2	Q3	Q4	Total
	2005	2005	2005	2005	2005
Discontinued operations, net of tax
Operating results of discontinued operations	$1.3	$2.0	$2.3	$(0.6)	$5.0
Gain on sale of discontinued operations	—	—	2.9	0.1	3.0

Total Discontinued Operations, net of tax	$1.3	$2.0	$5.2	$(0.5)	$8.0

Weighted Average Shares Outstanding	67.4	68.0	68.1	68.2	67.9

Basic Earnings per Share:
Operating Results of Discontinued Operations, net of tax	$0.02	$0.03	$0.04	$(0.01)	$0.08
Gain/Loss on Sale of Discontinued Operations, net of tax	—	—	0.04	0.00	0.04

Basic Earnings Per Share of Discontinued Operations, net of tax	$0.02	$0.03	$0.08	$(0.01)	$0.12